UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 14, 2023

IDEANOMICS, INC.

(Exact name of registrant as specified in its charter)

Nevada	20-1778374
(State or other jurisdiction	(IRS Employer
of incorporation)	Identification No.)

001-35561

(Commission File Number)

1441 Broadway, Suite 5116, New York, NY 10018

(Address of principal executive offices) (Zip Code)

212-206-1216

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, $0.001 par value per share	IDEX	The Nasdaq Stock Market

Item 1.01 Entry into a Material Definitive Agreement.

Fourth Amendment to Secured Convertible Debenture Purchase Agreement

On July 14, 2023, Ideanomics, Inc. (the “Company”) entered into the Fourth Amendment to the Secured Debenture Purchase Agreement, as previously amended (the “Fourth Amended SDPA”) with YA II PN, Ltd. (“YA II”), and Timios Acquisition 1 LLC (together with YA II, collectively, the “Buyer”), which further amended the original Secured Debenture Agreement, and simultaneously consummated the sale to the Buyer of a new Secured Convertible Debenture (the “Fifth Debenture”) in a private placement pursuant to the SDPA for a purchase price of $1,850,000. Upon the terms and subject to the conditions contained in the Amended SDPA and Fifth Debenture, the Company promises to pay to the Buyer $1,850,000 on November 1, 2023, (a) subject to earlier redemption at the Company’s option (upon payment of a redemption premium of 20% of the principal amount being redeemed or paid (the “Redemption Premium”)), and (b) subject to acceleration at the holder’s option upon an event of default described in the Fifth Debenture. The Company will also pay interest on the outstanding principal amount of the Fifth Debenture at a rate of 8% per annum, provided that such interest rate shall be increased to 18% upon an event of default.

If at any time the daily dollar volume-weighted average price (the “VWAP”) of the Company’s common stock (the “Common Stock”) is less than 0.01 per share for five of any seven consecutive trading days (a “Triggering Event,” and the first day of each such day of each such occurrence, a “Triggering Date”), then the Company shall pay the entire outstanding balance of the Fifth Debenture within ten calendar days after the Triggering Date in an amount equal to the sum of (i) the entire outstanding principal amount, (ii) the Redemption Premium thereon, and (iii) accrued and unpaid interest.

Upon an event of default, the holder of the Fifth Debenture is entitled to convert any portion of the outstanding principle and accrued interest into shares of Common Stock, at a conversion price per share equal to the lower of (i) $0.07 (subject to adjustment in certain circumstances as described in the Fifth Debenture) or (ii) 90% of the lowest daily VWAP of the Common Stock during the ten consecutive trading days immediately preceding the conversion date, but not lower than $0.01. The Fifth Debenture contains a standard “buy-in” provision in the event that the Company fails to shares within three trading days after receipt of a notice of conversion, and a standard “blocker” provision that limits the right to convert any portion of the Fifth Debenture to the extent that after giving effect to such conversion he holder together with its affiliates would beneficially own more than 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to such conversion.

$100,000 of the purchase price of the Fifth Debenture shall be retained by the Buyer until the Company has satisfied the Fifth Closing Post-Closing Obligations (as defined below), provided, however, that the Buyer shall retain the Fifth Closing Holdback Amount as liquidated damages (without any reduction in the principal amount of the Fifth Debenture or any change to the Buyer’s right to repayment in full thereunder) if the Company does not satisfy the Fifth Closing Post-Closing Obligations on or prior to July 20, 2023. “Fifth Closing Post-Closing Obligations” means the Company’s satisfaction of each of the following conditions: (1) delivery of documentation as required or otherwise requested by Buyer for it to obtain a first-priority perfected security interest in respect of the Company’s ownership in Via Motors, Inc., its domestic subsidiaries, and in all of their assets and (2) delivery of a collateral assignment, pursuant to which the Company shall collaterally assign to Buyer all rights of payment under any intercompany indebtedness of any subsidiary in favor of the Company.

The proceeds of the Fifth Debenture were used to pay fees due to Grassi & Co., CPAs, P.C., the Company’s independent auditor, and to the Company’s legal counsel.

Also on July 14, 2023, the debentures previously issued under the Fourth Amended SDPA dated March 30, April 17 and May 1, 2023, in the outstanding principal amounts of $1,400,000, $750,000 and $1,730,000, respectively, were also amended to (a) add a Triggering Event repayment provision as described above and (b) add a provision giving the holder the right to convert the debenture into shares of Common Stock upon an event of default on the terms described above.

The foregoing are only summaries of the material terms of the Fourth Amended SDPA and the Fifth Debenture, and of the amendments to the other Debentures, and do not purport to be complete descriptions of the rights and obligations of the parties thereunder, and such summaries are qualified in their entirety by reference to such agreements, which are filed as exhibits to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Fourth Amendment to the Secured Debenture Purchase Agreement

10.2	Secured Convertible Debenture dated July 13, 2023

10.3	Amended Secured Convertible Debenture dated March 30, 2023

10.4	Amended Secured Convertible Debenture dated April 17, 2023

10.5	Reissued and Amended and Restated Secured Convertible Debenture dated May 1, 2023

104	Cover page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ideanomics, Inc.

Date: July 20, 2023	By:	/s/ Alfred Poor
Alfred Poor
Chief Executive Officer

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